EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

between

Big Al's Security Team, LLC,

a Colorado limited liability company

BAST Oregon, LLC,

a Colorado limited liability company

 BAST Arizona, LLC,

a Colorado limited liability company

Precision Operations Group, Inc.

a Colorado corporation

Precision Operations Group SHS, LLC

a Colorado limited liability company

and

CSA, LLC,

 a Colorado limited liability company

dated as of

July 26, 2016

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement"), dated as of July 26, 2016, is entered into between Big Al's Security Team, LLC, a Colorado limited liability company, BAST Oregon, LLC, a Colorado limited liability company, BAST Arizona, LLC, a Colorado limited liability company Precision Operations Group, Inc. a Colorado corporation, and Precision Operations Group SHS, LLC a Colorado limited liability company (Collectively "Sellers") and CSA, LLC, a Colorado limited liability company, ("Buyer"). With respect to Section 6.04 only,

Al Burke, William Wilsford and John Hickscox as the sole members of Sellers agree to be bound to the terms and conditions set forth therein.

RECITALS

WHEREAS, Sellers are in the business of providing security services for (1) high profile individuals, (2) event security, (3) residential and commercial security (4) identity verification and (5) cannabis security for employers, facilities, retail stores as well as money and cannabis transportation services (collectively referred to herein as the "Business"); and

WHEREAS, Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from Sellers, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The terms identified on Annex I, have the meanings specified or referred to therein.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, free and clear of any Encumbrances other than Permitted Encumbrances, all of Sellers' right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the "Purchased Assets"), including, without limitation, the following:

(a) all Contracts, set forth on Section 2.01(a) of the Disclosure Schedules (the "Assigned Contracts");

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(b) all Intellectual Property Assets;

(c) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the "Tangible Personal Property");

(d) all Permits, including Environmental Permits, which are held by Sellers and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 4.17(b) and Section 4.18(b) of the Disclosure Schedules;

(e) all rights to any Actions of any nature available to or being pursued by Sellers to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(f) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of all of Sellers' rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(g) all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(h) originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets ("Books and Records"); and

(i) all goodwill and the going concern value of the Business.

Section 2.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the "Excluded Assets"):

(a) Contracts, that are not Assigned Contracts (the "Excluded Contracts"); (b) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Sellers;

(c) all employee benefit plans and assets attributable thereto;

(d) the assets, properties and rights specifically set forth on Section 2.02(d) of the Disclosure Schedules;

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(e) accounts receivable incurred on or before the Closing; and

(f) the rights which accrue or will accrue to Sellers under the Transaction Documents.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Sellers (collectively, the "Assumed Liabilities"), and no other Liabilities:

(a) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Sellers on or prior to the Closing; and

(b) those Liabilities of Sellers set forth on Section 2.03(b) of the Disclosure Schedules;

Section 2.04 Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Sellers or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the "Excluded Liabilities"). Sellers shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any Liabilities of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b) all trade accounts payable of Sellers to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date and that either are reflected on the Interim Balance Sheet Date or arose in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date;

(c) any Liability for (i) Taxes of Sellers (or any stockholder or Affiliate of Sellers) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Sellers pursuant to Section 6.14; or (iii) other Taxes of Sellers (or any stockholder or Affiliate of Sellers) of any kind or description (including any Liability for Taxes of Sellers (or any stockholder or Affiliate of Sellers) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

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(d) any Liabilities relating to or arising out of the Excluded Assets;

(e) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(f) any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Sellers, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Sellers;

(g) any recall, design defect or similar claims of any products manufactured or sold or any service performed by Sellers;

(h) any Liabilities of Sellers arising under or in connection with any benefit plan providing benefits to any present or former employee of Sellers;

(i) any Liabilities of Sellers for any present or former employees, officers, directors, retirees, independent contractors or consultants of Sellers, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers' compensation, severance, retention, termination or other payments;

(j) any environmental claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Sellers;

(k) any accounts payable of Sellers on or before the Closing;

(l) any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business' customers to Sellers on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(m) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Sellers (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Sellers Indemnitees;

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(n) any Liabilities under the Excluded Contracts or any other Contracts, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Sellers of such Contracts prior to Closing;

(o) any Liabilities associated with debt, loans or credit facilities of Sellers and/or the Business owing to financial institutions; and

(p) any Liabilities arising out of, in respect of or in connection with the failure by Sellers or any of its Affiliates to comply with any Law or Governmental Order.

Section 2.05 Purchase Price. The aggregate purchase price for the Purchased Assets shall be $350,000, subject to adjustment pursuant to Section 2.06 hereof (the "Purchase Price"), plus Buyer shall cause CSA Holdings, Inc., a Nevada Corporation and its sole member ("Parent Company") to issue 12,000,000 common shares of restricted stock of Parent Company ("Restricted Stock") plus the assumption of the Assumed Liabilities. The Purchase Price shall be paid as follows:

(a) The Purchase Price shall be paid by wire transfer of immediately available funds to an account designated in writing by Sellers to Buyer on the Closing Date; and

(b) The Restricted Stock shall be issued to Sellers or Sellers designee's on the Closing Date.

Section 2.06 Earn-Out.

(a) Milestone Payments. As additional consideration for the Purchased Assets, Buyer (or, at the direction of Buyer, a designee of Buyer so long as Buyer remains an obligor thereof) shall pay to Sellers the following consideration (each a "Milestone Payment") upon the achievement by or on behalf of Buyer of the following events (each, a "Milestone Event"):

(i) 4,000,000 shares of the Parent Company's restricted common stock shall be issued to Sellers if the Business meets or exceeds financial target of a 15% increase in gross revenue from the end of the year 2015 for the Business and measured upon the last day of the month occurring 12 months after Closing; and

(ii) $100,000 upon a 15% increase in gross revenue of the Business based on 12 month gross revenue for the Business from the first year following Closing measured against the 12 month gross revenue of the Business for the second year following Closing.

(b) Notification and Payment by Buyer. Buyer shall promptly notify Sellers after a Milestone Event has been achieved. Within 90 days of notification by Buyer to Sellers of the realization of a Milestone, Buyer shall pay or cause to be paid the corresponding Milestone Payment.

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(c) Post-closing Operation of the Business. Subject to the terms of this Agreement and the other Transaction Documents, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Business; provided, that Buyer shall not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding any of the Milestone Payments hereunder.

(d) Right of Set-off. Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.06 the amount of any Losses to which any Buyer Indemnified Party may be entitled under Article VIII of this Agreement or any other Transaction Document.

(e) No Security. The parties hereto understand and agree that (i) the contingent rights to receive any Milestone Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer or the Parent Company, (ii) Sellers shall not have any rights as a security holder of Buyer or the Parent Company as a result of Sellers' contingent right to receive any Milestone Payment hereunder, and (iii) no interest is payable with respect to any Milestone Payment.

Section 2.07 Allocation of Purchase Price. Sellers and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the "Allocation Schedule"). A draft of the Allocation Schedule shall be prepared by Sellers and delivered to Buyer within thirty days following the Closing Date. If Buyer notify Sellers in writing that Buyer object to one or more items reflected in the Allocation Schedule, Sellers and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Sellers and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty days following the Closing Date, such dispute shall be resolved by an independent accountant. The fees and expenses of such accounting firm shall be borne equally by Sellers and Buyer. Buyer and Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.06 herein shall be allocated in a manner consistent with the Allocation Schedule.

Section 2.08 Intentionally omitted

Section 2.09 Third Party Consents. To the extent that Sellers' right under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Sellers, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Sellers, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.09 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(d) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

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ARTICLE III

CLOSING

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Husch Blackwell, LLP, 1700 Lincoln Street, Suite 4700, at 10:00 am, MST, on the second Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Sellers and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the "Closing Date".

Section 3.02 Closing Deliverables.

(a) At the Closing, Sellers shall deliver to Buyer the following:

(i) a bill of sale in form and substance satisfactory to Buyer (the "Bill of Sale") and duly executed by Sellers, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in form and substance satisfactory to Buyer (the "Assignment and Assumption Agreement") and duly executed by Sellers, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii) an assignment in the form and substance satisfactory to Buyer (the "Intellectual Property Assignments") and duly executed by Sellers, transferring all of Sellers' right, title and interest in and to the Intellectual Property Assets to Buyer;

(iv) with respect to the Lease, a Sublease in the form and substance satisfactory to Sellers and Buyer (a "Sublease") and duly executed by Sellers;

(v) employment agreements for Al Burke, William Wilsford and Jon Hickcox, in the form and substance satisfactory to Sellers and Buyer (the "Employment Agreements") duly executed by such individuals, for employment with Buyer after Closing;

(vi) the Sellers Closing Certificate;

(vii) the certificates of the Secretary or Assistant Secretary of Sellers required by Section 7.02(k) and Section 7.02(l); and

(viii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

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(b) At the Closing, Buyer shall deliver to Sellers the following:

(i) the Purchase Price;

(ii) the Restricted Stock;

(iii) the Assignment and Assumption Agreement duly executed by Buyer;

(iv) with respect to the Lease, a Sublease in the form and substance satisfactory to Buyer, duly executed by Buyer;

(v) the Employment Agreements duly executed by Buyer; (vi) the Buyer Closing Certificate;

(vii) the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(h) and Section 7.03(i).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Sellers, jointly and severally, represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Qualification of Sellers. Sellers are limited liability companies and a corporation duly organized, validly existing and in good standing under the Laws of the state of Colorado and have full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Sellers are licensed or qualified to do business, and Sellers are duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

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Section 4.02 Authority of Sellers. Sellers have full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Sellers is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Sellers of this Agreement and any other Transaction Document to which Sellers is a party, the performance by Sellers of its obligations hereunder and thereunder and the consummation by Sellers of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Sellers. This Agreement has been duly executed and delivered by Sellers, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms. When each other Transaction Document to which Sellers is or will be a party has been duly executed and delivered by Sellers (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Sellers enforceable against it in accordance with its terms.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Sellers of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Sellers; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Sellers, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Sellers is a party or by which Sellers or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Sellers in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04 Financial Statements. Complete copies of the financial statements consisting of the balance sheet of the Business at December 31 in each of the years 2014 and 2015 and the related statements of income and retained earnings, stockholders' equity and cash flow for the years then ended, and financial statements consisting of the balance sheet of the Business as of June 30, 2016 and the related statements of income and retained earnings, stockholders' equity and cash flow for the six-month period then ended (collectively referred to herein as the "Financial Statements") present fairly the financial condition of Sellers as of such dates and the results of operations of Sellers for such periods. The Financial Statements are based on the books and records of the Business, and fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2015 is referred to herein as the "Balance Sheet" and the date thereof as the "Balance Sheet Date" and the balance sheet of the Business as of June 30, 2016 is referred to herein as the "Interim Balance Sheet" and the date thereof as the "Interim Balance Sheet Date". Sellers maintains a standard system of accounting for the Business established.

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Section 4.05 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) entry into any Contract that would constitute a Material Contract;

(c) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(d) transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet;

(e) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(f) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets;

(g) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(h) acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(i) material capital expenditures which would constitute an Assumed Liability;

(j) imposition of any Encumbrance upon any of the Purchased Assets;

(k) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $10,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;

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(l) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;

(m) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or

(n) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.06 Material Contracts.

(a) Section 4.06(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Sellers is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts being "Material Contracts"):

(i) all Contracts involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled without penalty or without more than 90 days' notice;

(ii) all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iii) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 90 days' notice;

(v) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(vi) all Contracts with any Governmental Authority ("Government Contracts");

(vii) all Contracts that limit or purport to limit the ability of Sellers to compete in any line of business or with any Person or in any geographic area or during any period of time;

(viii) all joint venture, partnership or similar Contracts;

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(ix) all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(x) all powers of attorney with respect to the Business or any Purchased Asset; and

(xi) all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.06.

(b) Each Material Contract is valid and binding on Sellers in accordance with its terms and is in full force and effect. None of Sellers or, to Sellers's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Contract included in the Purchased Assets.

Section 4.07 Title to Purchased Assets. Sellers has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as "Permitted Encumbrances") those items set forth in Section 4.07 of the Disclosure Schedules.

Section 4.08 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

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Section 4.09 Real Property.

(a) Section 4.09(a) of the Disclosure Schedules sets forth the parcel of real property leased by Sellers and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Sellers in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the "Leased Real Property"), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Sellers holds any Leased Real Property (collectively, the "Leases"). Sellers has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:

(i) such Lease is valid, binding, enforceable and in full force and effect, and Sellers enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii) Sellers is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Sellers has paid all rent due and payable under such Lease;

(iii) Sellers has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Sellers under any of the Leases and, to the Knowledge of Sellers, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv) Sellers has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v) Sellers has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(b) The Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted. Sellers is permitted under the Lease to sublease such Leased Real Property to Buyer.

Section 4.10 Intellectual Property.

(a) Section 4.10(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets, including software, that are not registered but that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Sellers has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

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(b) Sellers is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, Sellers has entered into binding, written agreements with every current and former employee of Sellers, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to Sellers any ownership interest and right they may have in the Intellectual Property Assets; and (ii) acknowledge Sellers's exclusive ownership of all Intellectual Property Assets. Sellers has provided Buyer with true and complete copies of all such agreements.

(c) The Intellectual Property Assets are all of the Intellectual Property necessary to operate the Business as presently conducted. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Buyer's right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.

(d) Sellers's rights in the Intellectual Property Assets are valid, subsisting and enforceable. Sellers has taken all reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(e) The conduct of the Business as currently and formerly conducted, and the Intellectual Property Assets have not infringed, misappropriated, diluted or otherwise violated, and have not, do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets.

(f) There are no Actions (including any oppositions, interferences or re- examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Sellers in connection with the Business; (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or Sellers's rights with respect to any Intellectual Property Assets; or (iii) by Sellers or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets. Sellers is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets.

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Section 4.11 Insurance. Section 4.11 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Sellers or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the "Insurance Policies"); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Sellers since January 1, 2013. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Sellers nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Sellers or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Sellers is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 4.12 Legal Proceedings; Governmental Orders.

(a) Except as set forth on Section 4.12 of the Disclosure Schedules, there are no Actions pending or, to Sellers's Knowledge, threatened against or by Sellers (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

Section 4.13 Compliance With Laws; Permits.

(a) Sellers has complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b) All Permits required for Sellers to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Sellers and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.13(b) of the Disclosure Schedules lists all current Permits issued to Sellers which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration.

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No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.13(b) of the Disclosure Schedules.

Section 4.14 Employment Matters.

(a) Section 4.14 (a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Sellers with respect to any compensation, commissions or bonuses.

Section 4.15 Taxes.

(a) All Tax Returns required to be filed by Sellers for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Sellers (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Sellers has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Sellers.

(d) All deficiencies asserted, or assessments made, against Sellers as a result of any examinations by any taxing authority have been fully paid.

(e) Sellers is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(f) There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to Sellers's Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

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(g) Sellers is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2.

(h) Sellers is not, and has not been, a party to, or a promoter of, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

Section 4.16 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.

Section 4.17 Full Disclosure. No representation or warranty by Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01 Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Colorado.

Section 5.02 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

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Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05 Legal Proceedings. There are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.06 Restricted Stock. The Restricted Stock will be issued in accordance with the registration or qualification requirements of the Securities Act of 1933 ("Securities Act"), and applicable state securities laws, or pursuant to valid exemptions therefrom. The Restricted Stock must be held indefinitely, unless subsequently registered under the Securities Act or unless an exemption from such registration is available. The Buyer has notified the Seller that the provisions of Rule 144 under the Securities Act which permits limited resale of securities purchased in private offerings, subject to the satisfaction of certain conditions, including without limitation the existence of a public market for the securities, the availability of certain current public information about the issuer, the resale occurring within the applicable holding period under Rule 144, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of securities being sold during any three-month period not exceeding specified limitations.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business.

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Section 6.02 Access to Information. From the date hereof until the Closing, Sellers shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Sellers. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement.

Section 6.03 Employees and Employee Benefits.

(a) Commencing on the Closing Date, Sellers shall terminate all employees of the Business who are actively at work on the Closing Date, and, at Buyer's sole discretion, Buyer may offer employment, on an "at will" basis, to any or all of such employees.

(b) Sellers shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Sellers at any time on or prior to the Closing Date and Sellers shall pay all such amounts to all entitled persons on or prior to the Closing Date.

(c) Sellers shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Sellers also shall remain solely responsible for all worker's compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Sellers shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d) Each employee of the Business who becomes employed by Buyer in connection with the transactions contemplated by this Agreement shall be eligible to receive the compensation and benefits maintained for employees of Buyer on substantially similar terms and conditions in the aggregate as are provided to similarly situated employees of Buyer.

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Section 6.04 Non-competition; Non-solicitation.

(a) For a period of three years commencing on the Closing Date (the "Restricted Period"), Sellers shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Sellers and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Sellers may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Sellers is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(b) During the Restricted Period, Sellers shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 6.05(a) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.07(b) shall prevent Sellers or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) Sellers acknowledges that a breach or threatened breach of this Section 6.07would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Sellers of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Sellers acknowledges that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof is severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

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(e) Notwithstanding the foregoing, Al Burke shall be free to pursue his business venture in Nunn, Colorado with Matt Bauerle, as previously disclosed to Buyer, as well as other business ventures with Matt Bauerle, so long as they do not interfere with his employment obligations to Buyer.

Section 6.05 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Sellers and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules.

(c) Notwithstanding the foregoing, nothing in this Section 6.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the other Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.06 Closing Conditions From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.07 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.08 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Sellers to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

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Section 6.09 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Sellers when due. Sellers shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.10 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Sellers contained in Section 4.01, Section 4.02, Section 4.04 and Section 4.22, the representations and warranties of Sellers contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers contained in Section 4.01, Section 4.02, Section 4.04 and Section 4.22 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyer or Sellers, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

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(d) All approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) Sellers shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(g) Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Sellers as of the Closing Date and completion of due diligence to Buyer's satisfaction on or before the Closing Date.

(h) Parent Company shall receive appropriate written approval from its preferred shareholders (i) authorizing the issuance of restricted common stock to Sellers as provided herein and (ii) waiving any anti-dilution rights provided for in the articles of incorporation of the Parent Company.

(i) All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Sellers shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(j) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Sellers, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the "Sellers Closing Certificate").

(k) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Sellers certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Sellers authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

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(l) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Sellers certifying the names and signatures of the officers of Sellers authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(m) Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.02 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers's waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) Buyer shall have delivered to Sellers, in the form and substance satisfactory to Sellers, duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(e) Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a)and Section 7.03(b) have been satisfied (the "Buyer Closing Certificate").

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(f) Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g) Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(h) Buyer shall have delivered to Sellers such other documents or instruments as Sellers reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing for a period of two years.

Section 8.02 Indemnification By Sellers. Subject to the other terms and conditions of this Article VIII, Sellers shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement;

(c) any Excluded Asset or any Excluded Liability; or

(d) any third party claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Sellers or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

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Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Sellers and its Affiliates and their respective Representatives (collectively, the "Sellers Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Sellers Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Assumed Liability

Section 8.04 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the "Indemnified Party", and the party against whom such claims are asserted under this Article VIII is referred to as the "Indemnifying Party".

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Sellers, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.04(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.04(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.05 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but including the date such payment has been made at a rate per annum equal 5% per annum. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

Section 8.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07 Cumulative Remedies. The rights and remedies provided in this Article VIII are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

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ARTICLE IX

MISCELLANEOUS

Section 9.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02 Post Closing Obligations. Buyer agrees to continue to use the name Big Al's Security Team and Precision Operations Group for any non-cannabis security contracts for a period of twelve months after closing. Buyer also covenants to service all non-cannabis security contracts, and to actively pursue non-cannabis security contracts for a period of twelve months after closing.

Section 9.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Sellers:	2649 E Mulberry Street, Unit A- 11 Fort Collins CO, 80525 Facsimile: ###-###-#### E-mail: #################### Attention: Al Burke
If to Buyer:	4704 Harlan Street, Suite 520 Denver, CO 80212 Facsimile: ###-###-#### E-mail: #################### Attention: CFO

Section 9.04 Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules, Annexs and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules, Annexes and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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Section 9.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.07 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.09 No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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Section 9.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction).

(b) Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Colorado in each case located in the city of Denver and county of Denver, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 9.12 Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated

Section 9.13 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e- mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BIG AL'S SECURITY TEAM, LLC

By:
Name:
Title:

BAST Oregon, LLC

By:
Name:
Title:

BAST Arizona, LLC

By:
Name:
Title:

Precision Operations Group, Inc.

By:
Name:
Title:

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Precision Operations Group SHS, LLC

By:
Name:
Title:

CSA, LLC

By:
Name:
Title:

With respect to Section 6.04 only, the following individuals hereby acknowledge and agree to the terms and obligations set forth in such Section 6.04

By:
Name:	Al Burke

By
Name:	William Wilsford

By
Name:	Jon Hickcox

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"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" has the meaning set forth in the preamble.

"Allocation Schedule" has the meaning set forth in Section 2.07.

"Assigned Contracts" has the meaning set forth in Section 2.01(d).

"Assignment and Assumption Agreement" has the meaning set forth in Section 3.02(a)(iii).

"Assumed Liabilities" has the meaning set forth in Section 2.03.

"Balance Sheet" has the meaning set forth in Section 4.04.

"Balance Sheet Date" has the meaning set forth in Section 4.04.

"Basket" has the meaning set forth in Section 8.04(a).

"Bill of Sale" has the meaning set forth in Section 3.02(a)(ii).

"Books and Records" has the meaning set forth in Section 2.01(m). "Business" has the meaning set forth in the recitals.

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in Denver, Colorado are authorized or required by Law to be closed for business.

"Buyer" has the meaning set forth in the preamble.

"Buyer Closing Certificate" has the meaning set forth in Section 7.03(g).

"Buyer Indemnitees" has the meaning set forth in Section 8.02.

"Closing" has the meaning set forth in Section 3.01.

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"Closing Date" has the meaning set forth in Section 3.01.

"Code" means the Internal Revenue Code of 1986, as amended.

"Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

"Current Assets" means the current assets of the Business included in the line items set forth on Section 2.01 of the Disclosure Schedules and only to the extent acquired pursuant to the terms of this Agreement.

"Current Liabilities" means the current liabilities of the Business included in the line items set forth on Section 2.01 of the Disclosure Schedules and only to the extent assumed pursuant to the terms of this Agreement.

"Direct Claim" has the meaning set forth in Section 8.05(c).

"Disclosure Schedules" means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

"Dollars or $" means the lawful currency of the United States.

"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Environmental Claim" means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

"Environmental Law" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

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"Environmental Notice" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

"Environmental Permit" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

"Excluded Assets" has the meaning set forth in Section 2.02.

"Excluded Contracts" has the meaning set forth in Section 2.02(d).

"Excluded Liabilities" has the meaning set forth in Section 2.02.

"Financial Statements" has the meaning set forth in Section 4.04.

"GAAP" means United States generally accepted accounting principles in effect from time to time.

"Government Contracts" has the meaning set forth in Section 4.06(a)(viii)

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

"Indemnified Party" has the meaning set forth in Section 8.05.

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"Indemnifying Party" has the meaning set forth in Section 8.05

"Insurance Policies" has the meaning set forth in Section 4.15.

"Intellectual Property" means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (h) all rights to any Actions of any nature available to or being pursued by Sellers to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

"Intellectual Property Assets" means all Intellectual Property that is owned by Sellers and used in or necessary for the conduct of the Business as currently conducted.

"Intellectual Property Assignments" has the meaning set forth in Section 3.02(a)(iv).

"Intellectual Property Registrations" means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

"Knowledge of Sellers or Sellers's Knowledge" or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of Sellers, after due inquiry.

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"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Leased Real Property" has the meaning set forth in Section 4.09(b).

"Leases" has the meaning set forth in Section 4.09(b).

"Liabilities" means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

"Losses" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that "Losses" shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis.

"Material Contracts" has the meaning set forth in Section 4.06(a). "Parent Company" has the meaning set forth in Section 2.05

"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities

"Permitted Encumbrances" has the meaning set forth in Section 4.07.

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"Purchase Price" has the meaning set forth in Section 2.05.

"Purchased Assets" has the meaning set forth in Section 2.01.

"Real Property" means, collectively, the Owned Real Property and the Leased Real Property.

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"Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"Restricted Business" means the Business and any other businesses of the Buyer or the Parent Company as of the date of this Agreement or in the future.

"Restricted Period" has the meaning set forth in Section 6.07(a). "Restricted Stock" has the meaning set forth in Section 2.05

"Sellers" has the meaning set forth in the preamble.

"Sellers Closing Certificate" has the meaning set forth in Section 7.02(j).

"Sellers Indemnitees" has the meaning set forth in Section 8.03.

"Tangible Personal Property" has the meaning set forth in Section 2.01.

"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Territory" means the United States of America.

"Third Party Claim" has the meaning set forth in Section 8.05(a).

"Transaction Documents" means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, Sublease Agreement, Employment Agreements, and the other agreements, instruments and documents required to be delivered at the Closing.

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